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EXHIBIT 11

STATEMENT RE: COMPUTATION OF DILUTED COMMON EARNINGS (LOSS) PER SHARE (In thousands)

                                                                       Years Ended December 31,
                                                         -------------------------------------------------
                                                           1998                 1997                1996
                                                         --------             --------             -------
Weighted average number of shares                          12,039               11,506               7,942
Net effect of dilutive stock options and
  warrants based on the treasury stock method                   0                  156                 304
                                                         --------             --------             -------
Weighted average number of common shares
  and common stock equivalents                             12,039               11,662               8,246
                                                         --------             --------             -------
Net earnings (loss)                                      $(17,448)            $  4,202             $   910
Common stock dividend to preferred
  shareholders (1)                                             (3)                  (3)                 (3)
                                                         --------             --------             -------
Net earnings (loss) to common stockholders               $(17,451)            $  4,199             $   907
                                                         ========             ========             =======
Diluted earnings (loss) per share amount (2)             $  (1.45)            $   0.36             $  0.11
                                                         ========             ========             =======


(1) In December 1998, 1997, and 1996, the Board of Directors approved a Common Stock dividend of 293, 306 and 306 shares to the stockholders of record of Series A Convertible Preferred Stock as of December 15, 1998, 1997, and 1996 that was paid January 1999, 1998, and 1997 respectively. The market value of the Common Stock distributed as of each period was approximately $3,000.

(2) The assumed conversion of the preferred stock would have an immaterial effect (less than 1/10 of $.01) in all periods, and therefore that calculation has been omitted.